Exhibit 99.1
Contacts:

William (B.J.) Lehmann, J.D.	Investor Relations: Lisa M. Wilson	Media: Dave Buckalew
President and COO	In-Site Communications	Lambert, Edwards & Associates
Tel: (216) 431-9900	Tel: (917) 543-9932	Tel: (616) 233-0500
bjlehmann@athersys.com	lwilson@insitecony.com	dbuckalew@lambert-edwards.com
ATHERSYS REPORTS 2009 FIRST QUARTER RESULTS
—MultiStem Programs and Pipeline Continue to Advance—
Cleveland, OHIO, (May 7, 2009) — Athersys, Inc. (NASDAQ: ATHX) today announced its financial results for the quarter ended March 31, 2009.
First Quarter and Recent Highlights Include:

•
Ongoing enrollment in two MultiStem® phase I clinical trials, for the treatment of acute myocardial infarction (AMI) and the complications, including graft-versus-host disease (GVHD), associated with bone marrow and peripheral blood stem cell transplants for treating leukemia and related cancers;

•	Suspended the development of ATHX-105, ceasing further expenditures on this program;

•	Concluded an agreement with Bristol-Myers Squibb extending our discovery collaboration through the end of 2009;

•
Awarded with our collaborators in the Center for Stem Cells and Regenerative Medicine a significant grant from the State of Ohio’s Biomedical Research and Commercialization Program, which will support the further development of MultiStem;

•	Revenues of $370,000 and a net loss of $3.6 million were recorded for the quarter ended March 31, 2009;

•	Completed the quarter with $28.3 million in cash, cash equivalents and available-for-sale securities.

“In the first quarter of 2009, we continued to advance the development of our MultiStem platform with clinical programs for the treatment of AMI and for cancer treatment support in patients at risk for GVHD and other complications. We have now successfully completed our first dosing cohort in both trials and recently began enrolling patients in the second dosing cohort for the AMI study. We are focused on adding clinical sites, increasing enrollment rates and are also making preparations that would enable us to initiate our third phase I trial involving MultiStem administration to patients who have suffered an ischemic stroke, subject to obtaining grant funding or finding a partner for this important program,” said Gil Van Bokkelen, Ph.D., Chairman and Chief Executive Officer. “Our goal will be to meaningfully advance these and other programs throughout the remainder of the year, while we continue to actively explore partnering opportunities. Our cash position is strong, and we will continue to be prudent as we utilize these resources to advance our core programs.”

First Quarter Results

Revenues for the three months ended March 31, 2009 decreased to $370,000 from $792,000 for the comparable period in 2008, due principally to a decrease in grant revenues and license fees during the period. Research and development expenses decreased to $2.6 million for the three months ended March 31, 2009 from $4.3 million for the comparable period in 2008, related primarily to a decrease in clinical and preclinical development costs associated with the ATHX-105 clinical program that was suspended early in 2009. General and administrative expenses were $1.5 million for the three months ended March 31, 2009 and 2008. Interest income decreased to $128,000 during the three months ended March 31, 2009 from $459,000 for the comparable period in 2008 due to the decrease in the Company’s cash balances.

As of March 31, 2009, cash, cash equivalents and available-for-sale securities totaled $28.3 million.

Outlook for 2009

During 2009, the Company plans to continue to advance its phase I clinical trials evaluating MultiStem for the treatment of cardiovascular disease and the complications (e.g., GVHD) associated with bone marrow or hematopoietic stem cell transplantation therapy often used in the oncology area. Depending on the Company’s success in securing external funding through business partnerships or grants, it may initiate clinical development in other disease areas, such as the treatment of ischemic stroke. Though the Company is focused on exploring potential partnering opportunities across each of its key programs, it believes that its available cash should be adequate to fund its operations through 2011 based on current business and operating plans, even without a new financing or business partnership.

Additional Details of Key Programs and Recent Highlights

Progress on three MultiStem® INDs

During 2008, the Company advanced two MultiStem programs into clinical development, initiating phase I safety studies in cardiovascular disease (treating patients that have suffered an acute myocardial infarction) and in oncology treatment support (administering MultiStem to leukemia or lymphoma patients who are receiving a traditional bone marrow or hematopoietic stem cell transplant to reduce the risk or severity of GVHD). In December 2008, the FDA granted authorization to initiate a third clinical study, administering MultiStem for the treatment of ischemic stroke, for which the Company is actively pursuing a business partnership.

The Company believes that MultiStem represents a significant advancement in stem cell therapy based on research and development to date. Specifically, based on work performed to date, MultiStem:

•	does not require traditional tissue matching or require supplemental immune suppressive drugs;

•	may be produced on a large scale, in a well validated and reproducible manner; and

•
is safe and capable of delivering therapeutic benefits in multiple ways, such as the reduction of inflammation, protection of damaged or injured tissue, and the formation of new blood vessels in ischemic injury.

In April 2009, the Company and other collaborators at the Center for Stem Cells and Regenerative Medicine (CSCRM) were awarded a $5 million grant from the State of Ohio’s Biomedical Research and Commercialization Program to support translational cell therapy programs utilizing MultiStem and other technologies. Partners included in the CSCRM consortium are the Cleveland Clinic, University Hospitals, Case Western Reserve University, the Ohio State University and Athersys, as well as other organizations. Approximately $800,000 of the funding is directly aimed at supporting activities at the Company involving administration of MultiStem in the oncology and pulmonary areas.

Histamine H3 Receptor Antagonist Program

In addition to the stem cell and regenerative medicine programs at the Company, Athersys is also developing H3 antagonists or inverse agonists to treat certain disorders that affect attention, cognition or wakefulness. Potential applications of such compounds includes attention-deficit disorder, epilepsy, schizophrenia, and sleep related conditions such as narcolepsy, excessive daytime sleepiness, or chronic fatigue associated with various disease conditions. The H3 receptor regulates levels of histamine and other neuro-transmitters in certain areas of the brain that play a direct role in regulating cognitive functions and wakefulness. The histamine H3 receptor antagonists being developed at Athersys represent a new class of drugs that could have an improved efficacy and safety profile relative to existing drugs used for the treatment of a range of conditions that affect attention, cognition or wakefulness.

5HT2c Agonist Program

In addition to its other programs, Athersys is developing potent, selective 5HT2c receptor agonists for the treatment of obesity. The 5HT2c serotonin receptor plays an important role in the regulation of appetite, and numerous prior studies have demonstrated that stimulation of the 5HT2c receptor causes a significant reduction in appetite, resulting in weight loss over time. Although the Company suspended the further development of its ATHX-105 program, the Company has gained a significant amount of knowledge around the 5HT2c receptor and is currently focused on the advancement of next generation compounds that exhibit improved characteristics while it also explores potential partnerships for the program.

RAGE Technology

In April 2009, the Company executed an agreement with Bristol-Myers Squibb extending through the end of 2009 its collaboration to prepare and deliver validated drug targets for use by Bristol-Myers Squibb in its drug discovery efforts and to provide for the possibility of delivering targets in the future. Beyond 2009, the Company anticipates that Bristol-Myers Squibb’s demand for new targets may be reduced, or cease altogether. The Company remains entitled to receive license fees for targets delivered to Bristol-Myers Squibb, as well as milestone payments and royalties on compounds developed by Bristol-Myers Squibb using its technology.

Conference Call

As previously announced, the Company will host a conference call today at 4:30 p.m. (Eastern Time) to review the results. Gil Van Bokkelen, Chairman and Chief Executive Officer, and William (B.J.) Lehmann, President and Chief Operating Officer, will host the call. Investors and other interested parties are invited to listen to the conference call by dialing 800-273-1254 in the U.S. and Canada, 706-679-8592 from abroad, or via a live Internet broadcast on the Company’s website at www.athersys.com under the Investor Relations section.

A replay will be available for on-demand listening shortly after the completion of the call until 11:59 PM (Eastern Time) on May 29, 2009 at the aforementioned URL, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 from abroad, and entering access code 95296759.
About Athersys, Inc.
Athersys is a biopharmaceutical company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing MultiStem, a patented, adult-derived “off-the-shelf” stem cell product platform for multiple disease indications, including damage caused by myocardial infarction, bone marrow transplantation/oncology support, ischemic stroke and other indications. The Company is also developing a portfolio of other therapeutic programs, including orally active pharmaceutical product candidates for the treatment of metabolic and central nervous system disorders, utilizing proprietary technologies, including Random Activation of Gene Expression (RAGE). More information is available at www.athersys.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as human therapeutics, including the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including MultiStem for the treatment of a variety of indications. These risks may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Other important factors to consider in evaluating our forward-looking statements include: our ability to successfully initiate or complete clinical trials for our product candidates; the possibility of delays in, adverse results of, and excessive costs of the development process; changes in external market factors; changes in our industry’s overall performance; changes in our business strategy; our ability to protect our intellectual property portfolio; our possible inability to enter into strategic partnerships or licensing or co-development arrangements for certain product candidates; our possible inability to execute our strategy due to changes in our industry or the economy generally, including the current economic crisis; our ability to obtain capital in difficult market conditions; changes in financial stability of collaborators; changes in productivity and reliability of suppliers; and the success of our competitors and the emergence of new competitors. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
(Tables Follow)

Athersys, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)

	March 31,	December 31,
	2009	2008
	(Unaudited)	(Note)
Assets
Cash, cash equivalents and available-for-sale securities	$28,333	$31,613
Other current assets	1,212	1,091
Equipment, net	666	701
Other long-term assets	471	472

Total assets	$30,682	$33,877

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$2,284	$2,314
Total stockholders’ equity	28,398	31,563

Total liabilities and stockholders’ equity	$30,682	$33,877

Note: The Condensed Consolidated Balance Sheet Data at December 31, 2008 has been derived from the audited financial statements as of that date.

Athersys, Inc.
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months ended March 31,
	2009	2008
	(Unaudited)
Revenues
License fees	$188	$390
Grant revenue	182	402

Total revenues	370	792

Costs and Expenses
Research and development	2,611	4,315
General and administrative	1,453	1,481
Depreciation	59	57

Total costs and expenses	4,123	5,853

Loss from operations	(3,753)	(5,061)

Interest income and other	128	459
Interest expense	—	(62)

Net loss	$(3,625)	$(4,664)

Basic and diluted net loss per share	$(0.19)	$(0.25)
Weighted average shares outstanding, basic and diluted	18,927,988	18,927,988